Location/Identification

MINFILE Number: 082KNW220
Name(s): COPPER

Status: Prospect
Regions: British Columbia
BCGS Map: 082K054
NTS Map: 082K11W
Latitude: 50 34 50 N
Longitude: 117 18 17 W
Elevation: 2130 metres
Location Accuracy: Within 500M

Mining Division: Revelstoke
Electoral District: Nelson-Creston
Forest District: Arrow Boundary Forest District

UTM Zone: 11 (NAD 83)
Northing: 5603227
Easting: 478426

Mineral Occurrence

Commodities: Copper, Lead, Silver, Gold

Minerals
Significant: Chalcopyrite, Galena, Pyrite
Associated: Quartz
Mineralization Age: Unknown

Deposit
Character: Vein
Classification: Epigenetic
Type: I06: Cu+/-Ag quartz veins

Host Rock

Dominant Host Rock: Metasedimentary

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Cambrian-Ordovician	Lardeau	Jowett	-----
Cambrian-Ordovician	Lardeau	Broadview	-----

Isotopic Age	Dating Method	Material Dated
----	----	----
----	----	----

Lithology: Chloritic Schist, Calcareous Schist, Phyllitic Schist, Phyllitic Schist

Geological Setting

Tectonic Belt: Omineca
Terrane: Kootenay
Physiographic Area: Selkirk Mountains

Metamorphic Type: Regional
Grade: Greenschist

Inventory

No inventory data

Capsule Geology

The Copper prospect is on Fays Peak, on Silver Cup Ridge. The open cuts are at 2680 metres elevation on the southwest facing slope of the peak.

There is also an adit at approximately 2130 metres elevation, downhill to the northeast of Fays Peak, in the Ottawa Creek drainage. The history of development of the area is unknown but the showings are described in the Ministry of Energy and Mines report for 1914.

The Trout Lake area is underlain by a thick succession of sedimentary and volcanic rocks of the Badshot Formation and Lardeau Group near the northern end of the Kootenay arc, an arcuate, north to northwest trending belt of Paleozoic and Mesozoic strata that is now classified as a distinct, pericratonic, terrane. The arc rocks are bordered by Precambrian quartzite in the east and they young to the west, where they are bounded by Jurassic-age intrusive complexes. They were deformed during the Antler orogeny in Devonian-Mississippian time and were refolded and faulted during the Columbian orogeny, in the Middle Jurassic. A large panel, the "Selkirk allochthon", was later offset to the northeast by dip-slip motion along the Columbia River Fault.

The Badshot Formation is composed of a thick Cambrian limestone that is a distinctive marker horizon in the Trout Lake area. It is underlain by Hamill Group quartzite and it is overlain by a younger assemblage of limestone, calcareous, graphitic and siliceous argillite and siltstone, sandstone, quartzite and conglomerate, and also mafic volcanic flows, tuffs and breccias, all of which belong to the Lardeau Group. The rocks are isoclinally folded and intensely deformed, but only weakly metamorphosed. They occur as intercalated beds of marble, quartzite and grey, green and black phyllite and schist. Fyles and Eastwood (EMPR BULL 45) subdivided the group into six formations (Index, Triune, Ajax, Sharon Creek, Jowett and Broadview) of which the lowermost (Index) and uppermost (Broadview) are the most widespread. The Triune (siliceous argillite), Ajax (quartzite) and Sharon Creek (siliceous argillite) are restricted to the Trout Lake area. The Jowett is a mafic volcanic unit.

The Fays Peak area is on the southwest, footwall, side of a major fault that runs down the axis of Silver Cup Ridge. The ridge is underlain by deformed, grey, gritty, schistose sediments of the Broadview Formation and mafic volcanic rocks of the Jowett Formation. The rocks are folded and typically display the northwest oriented foliation and moderate to steep northeast dip found throughout the region.

Calcareous schistose metasediments on the property are commonly cut by northeast trending joints and fissures that are between 0.1 and 0.3 metre wide and filled with quartz with pyrite, chalcopyrite and a little galena. However, at 2680 metres elevation on the south slope of FayÆs peak, the schists are more mafic and there is an extensive area of copper-bearing schist exposed in surface cuts. The mineralized unit has been traced down the mountain into the basin at the head of Ottawa Creek and it is exposed in a 15.24 metres-long prospecting adit at 2130 metres elevation. A sample of "better-grade" material collected across 2.44 metres in the open cut assayed a trace gold, 6.86 grams per tonne silver and 0.2 per cent copper. A "selected" sample from the adit assayed 4.46 grams per tonne gold, 171.4 grams per tonne silver and 4 per cent copper.

Bibliography

EMPR AR 1914-K307,K308,K320,MAP
EMPR OF 1990-24
EMPR BULL 2 (1914)

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	2004/01/18	**Revised By:**	Robert H. Pinsent(RHP)	**Field Check:**	N